Exhibit 1.1

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

April 18, 2024

Company name:	United Super Markets Holdings Inc.
Representative:	President and Representative Executive Officer	Motohiro Fujita
(Code: 3222, TSE Standard Market)
Contact:	General Manager of Administration Division	Toshikazu Suganami
Phone: 03-3526-4761

Company name:	Inageya Co., Ltd.
Representative:	Representative Director	Yoshikazu Motosugi
(Code: 8182, TSE Prime Market)
Contact:	Senior Managing Director	Kazushige Hamura
Phone: 042-537-5111

Company name:	AEON Co., Ltd.
Representative:	Director and Representative Executive Officer	Akio Yoshida
(Code: 8267, TSE Prime Market)
Contact:	Executive Officer in charge of Finance and Business Management	Hiroaki Egawa
Phone: 043-212-6042

Notices Regarding Execution of a Share Exchange Agreement to Make Inageya Co., Ltd. a Wholly Owned Subsidiary of United Super Markets Holdings Inc., Execution of a Business Integration Agreement, and Corresponding Changes in United Super Markets Holdings Inc.’s Subsidiaries and Changes in Inageya Co., Ltd.’s Parent Company and Largest Shareholder

United Super Markets Holdings Inc. (“U.S.M.H”) and Inageya Co., Ltd. (“Inageya”) announced today that they have decided to enter into a share exchange agreement (the “Share Exchange Agreement”) to implement a share exchange (the “Share Exchange”) wherein U.S.M.H will become the parent company of Inageya and Inageya will become U.S.M.H’s wholly owned subsidiary. In addition, U.S.M.H, The Maruetsu, Inc. (“Maruetsu”), Kasumi Co., Ltd. (“Kasumi”), MaxValu Kanto Co., Ltd. (“MV Kanto”; U.S.M.H, Maruetsu, Kasumi and MV Kanto are collectively hereinafter referred to as the “U.S.M.H Group Companies”), Inageya and AEON Co., Ltd. (“AEON”) have entered into a business integration agreement concerning U.S.M.H’s business integration with Inageya (the “Business Integration Agreement”). The details are as follows.

The Share Exchange is scheduled to take effect on November 30, 2024, upon approval by resolutions of the annual general meeting of shareholders of U.S.M.H to be held on May 24, 2024 and the annual general meeting of shareholders of Inageya to be held on June 26, 2024. Prior to the effective date of the Share Exchange, the common stock of Inageya (the “Inageya Stock”) is scheduled to be delisted from the Prime Market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) (the last trading date of the shares will be November 27, 2024).

Inageya will become a wholly owned subsidiary of U.S.M.H upon implementation of the Share Exchange.

I.	Share Exchange

1. Purpose of the Share Exchange to Make Inageya a Wholly Owned Subsidiary

U.S.M.H was established on March 2, 2015, through a joint stock transfer by Maruetsu, Kasumi, and MV Kanto. As of today, U.S.M.H is comprised of twelve (12) consolidated subsidiaries and three (3) affiliated companies. U.S.M.H welcomes the participation of like-minded supermarket companies in the Tokyo metropolitan area under the basic philosophy of “contributing to the rich and healthy diet of our customers, wishing for the development and prosperity of the region, being deeply rooted in the region, constantly innovating and taking on challenges, and remaining a company that adapts to the times.” U.S.M.H aims to become the number one supermarket company in the Tokyo metropolitan area by establishing 1,000 stores with one (1) trillion yen in sales as the core of AEON’s Kanto supermarket business.

Inageya was founded in 1900 in Tachikawa City, Tokyo, and operates supermarket and drug store businesses in one (1) metropolitan area and three (3) prefectures in the Kanto region (Tokyo, Kanagawa, Saitama and Chiba). Inageya aims to contribute to society as a “helpful local business” by promoting “sukoyakeku,” which means “contributing to the realization of healthy, rich and warm daily lives, and a healthier society for customers” and practicing “the way of the merchant” which refers to “a group of people who can experience the joy of their customers as their own joy.”

AEON is promoting management based on the basic philosophy of “pursuing peace with customers, respecting people and contributing to local communities” and aims to become a “company that contributes to the community to the upmost of its ability” by responding to increasingly diverse environmental changes and by continuing to provide customers with a better lifestyle and improved convenience as competition across business lines is expected to intensify against the background of changes in consumer lifestyles and purchasing behavior.

In the food supermarket industry, demand for home meals increased due to the spread of COVID-19, which increased the number of people spending time at home and working from home. The industry as a whole performed well and was temporarily greatly affected by this “stay-at-home demand.” However, the business environment has become increasingly severe, as consumer behavior has shifted away from stay-at-home meals to eating out due to the normalization of economic and social activities. Further, operating costs have increased due to rising raw material prices, rising wages, and rising water and utility costs. In addition, the handling of food products by other industries, such as e-commerce operators and drug stores has increased due to Japan’s declining birthrate and aging population, as well as due to changes in consumer lifestyles and purchasing behavior. As a result, competition across industries has become more intense. Consequently, further shakeout and industry restructuring is expected in the future.

Based on this recognition of the environment, AEON, Inageya, and U.S.M.H have continued to share information and discuss issues and have strived to realize their respective principles and increase corporate value. As announced in the press release dated April 25, 2023 “AEON Co., Ltd., Inageya Co., Ltd., and United Super Markets Holdings Inc. Announce the Execution of a Memorandum of Understanding Regarding the Business Integration for Realization of a JPY1 trillion Supermarket in Kanto” (the “25 April 2023 Press Release”) AEON, Inageya, and U.S.M.H have come to the conclusion that, in order to continue to respond to customers’ needs with a sense of speed, and to coexist with local communities and grow together in the Tokyo metropolitan area, where competition is expected to intensify further in the future, it is most appropriate to further deepen the relationship through strengthening capital relationships and management integration. This will allow AEON, Inageya and U.S.M.H to make the most of the AEON Group’s various assets such as digital, products, human resources, and payment infrastructure. The goal being to evolve into a new business model that utilizes economies of scale as a combined one (1) trillion yen supermarket group. Inageya and U.S.M.H will set aside sufficient time for discussions following the execution of the memorandum of understanding with a view to determining how to maximize synergies by around November 2024. AEON and Inageya, which have already formed an alliance, will further strengthen their capital and business alliance relationship. AEON and Inageya determined that they can promptly realize synergies by utilizing various assets of the AEON Group. AEON conducted a tender offer to Inageya (the “Tender Offer”), as announced in the “Notice of Commencement of Tender Offer to Inageya Co., Ltd. (Securities Code: 8182)” dated October 6, 2023, and now holds 51.0% of shares of Inageya, as announced in the “Notice of Results of Tender Offer for Shares of Inageya Co., Ltd. and Change of Subsidiary” dated November 30, 2023.

The preparatory committee for integration, which was jointly established on June 19, 2023, by Inageya and U.S.M.H Group Companies, discussed and reviewed the realization and effect of the synergies envisaged following the execution of the memorandum of understanding. As a result of discussions, it has been determined that, in addition to contributing to the enhancement of corporate value through the synergies described below, in an increasingly competitive environment, strengthening the dominance of Inageya and U.S.M.H in the Tokyo metropolitan area, where stable demand is expected to continue, will lead to the creation of various economies of scale.

In response to a proposal from U.S.M.H, Inageya commenced consideration of whether to proceed with the transactions that would make Inageya a wholly owned subsidiary of U.S.M.H, including the Share Exchange (the “Transactions”). After thorough consideration of the potential disadvantages associated with the delisting of Inageya, such as its corporate creditworthiness and the impact on current shareholders, Inageya concluded that it would benefit from becoming a wholly owned subsidiary of U.S.M.H. This is because Inageya considered that it will be able to maintain its corporate creditworthiness as a major group company of U.S.M.H even following the Share Exchange, and that it is possible to provide the shareholders of Inageya with the value and benefits that can be generated by the Share Exchange through the delivery of shares of U.S.M.H as consideration for the Share Exchange. Inageya considered that the Share Exchange will be beneficial not only for U.S.M.H but also for the shareholders of Inageya. AEON agreed with Inageya’s plans and approved the Share Exchange. Further, as described in “Notice Concerning Making Welpark Co., Ltd. a Wholly Owned Subsidiary Company of Welcia Holdings Co., Ltd., Change of Subsidiary Company in Inageya Co., Ltd. (Share Transfer), Receipt of Special Dividends from Subsidiary and Recording of Extraordinary Profit” dated today, Inageya has reached an agreement with Welcia Holdings Co., Ltd. (“Welcia HD”), a subsidiary of AEON, to transfer the shares of Welpark Co., Ltd. (“Welpark”), which is a subsidiary of Inageya and operates a drug store business, to Welcia HD prior to the execution of the Transactions. The consideration of the Share Exchange by U.S.M.H and Inageya is subject to the transfer of the shares of Welpark to Welcia HD.

As a result of the above, both Boards of Directors resolved to implement the Share Exchange today. Specifically, the two (2) companies expect the following synergies to arise, which will result in the improvement of corporate value:

(i)	Increase in sales and gross margin by expanding the use of TOPVALU private label products;

(ii)	Cost reduction through joint product procurement (national brand products, regional products, and imported products);

(iii)	Promotion of mutual efforts to revitalize food supermarkets, develop stores tailored to local customers, etc.;

(iv)	Cost reduction by organizing and utilizing the functions of distribution centers, and process centers, etc.;

(v)	Cost reduction through joint procurement of materials, fixtures and equipment, and integration of back-office operations;

(vi)	Joint use of credit cards, e-money and loyalty cards;

(vii)	E-commerce initiatives such as joint research and development of online businesses;

(viii)	Utilization of AEON Group’s education system and personnel exchange;

(ix)	Provision of analysis services combining membership information and POS information; and

(x)	Cost reduction through system sharing, and DX promotion.

2.	Overview of the Share Exchange

(1)	Schedule for the Share Exchange

Date of resolution by the board of directors of both companies on the execution of the Share Exchange Agreement	April 18, 2024
Execution date of the Share Exchange Agreement (both companies)	April 18, 2024
Ordinary general meeting of shareholders to approve the Share Exchange Agreement (U.S.M.H)	May 24, 2024 (Planned)
Ordinary general meeting of shareholders to approve the Share Exchange Agreement (Inageya)	June 26, 2024 (Planned)
Final trading date (Inageya)	November 27, 2024 (Planned)
Delisting date (Inageya)	November 28, 2024 (Planned)
Effective date of the Share Exchange	November 30, 2024 (Planned)

(Note 1)	The schedule of the Share Exchange may be changed by agreement between the two (2) companies if it becomes necessary to satisfy the procedures of the Share Exchange or for other reasons. Any changes to the above schedule will be announced promptly.

(2)	Method of Share Exchange

The Share Exchange is a share exchange wherein U.S.M.H will become the parent company of Inageya and Inageya will become U.S.M.H’s wholly owned subsidiary. The Share Exchange is scheduled to take effect on November 30, 2024, subject to approval of the Share Exchange Agreement by resolution at the ordinary general meeting of shareholders of U.S.M.H scheduled to be held on May 24, 2024 and at the ordinary general meeting of shareholders of Inageya scheduled to be held on June 26, 2024.

(3)	Details of the Ownership Ratio for the Share Exchange

	U.S.M.H (to become the parent company resulting from the share exchange)	Inageya (wholly owned subsidiary resulting from the share exchange)
Ownership ratio of shares for the the Share Exchange	1	1.46
Number of shares to be delivered as a result of the Share Exchange	U.S.M.H ordinary shares (planned) 67,794,529 shares

(Note 1)	Allotment ratio of shares

For each share of Inageya Stock, 1.46 shares of U.S.M.H stock (the “U.S.M.H Stock”) shall be allocated and delivered. However, no shares will be allotted through the Share Exchange for the Inageya Stock that U.S.M.H holds as at the Reference Time (as defined below). The share exchange ratio mentioned above (the “Share Exchange Ratio”) is subject to change upon consultation and agreement between the companies in the event of any material change to the terms and conditions on which the calculation is based. As of today, U.S.M.H does not hold any Inageya Stock. However, as of the end of March 2024, Kasumi, a subsidiary of U.S.M.H, held 96,000 shares of Inageya Stock. As part of the Share Exchange, shares of the U.S.M.H Stock will be allotted and delivered in accordance with the number of shares of the Inageya Stock held by Kasumi as at the Reference Time. Such shares will then be disposed of at a reasonable time in accordance with the provisions of Article 135, Paragraph 3 of the Companies Act.

(Note 2)	Number of shares of U.S.M.H Stock to be delivered in the Share Exchange

In connection with the Share Exchange, U.S.M.H shall deliver the number of shares of the U.S.M.H Stock that is calculated by multiplying the total number of outstanding shares of Inageya that U.S.M.H holds by 1.46 to the shareholders of Inageya (however, meaning the shareholders after the cancellation of the treasury shares described below, excluding U.S.M.H) at the time immediately prior to the time when U.S.M.H acquires all Inageya Stock (the “Reference Time”) (except for the Inageya Stock held by U.S.M.H) through the Share Exchange, in exchange for the Inageya Stock they hold.

In addition, the shares to be delivered by U.S.M.H will be allocated as newly issued shares. Furthermore, pursuant to the resolution of the board of directors’ meeting of Inageya to be held no later than the day prior to the effective date of the Share Exchange, Inageya will cancel at the Reference Time all of the treasury shares it held as at the Reference Time (including the treasury shares to be acquired through the purchase of shares pertaining to the dissenting shareholders’ appraisal rights as provided in Article 785, Paragraph 1 of the Companies Act that will be exercised in connection with the Share Exchange).

(Note 3)	Handling of shares less than one (1) unit

Pursuant to the provisions of the articles of incorporation and share handling regulations of U.S.M.H, shareholders who will hold shares less than one (1) unit (less than one hundred (100) shares) of U.S.M.H as a result of the Share Exchange will be entitled to use the following system. Shares less than one (1) unit cannot be sold on the financial instruments exchange market.

1.	System requiring additional purchase for shares less than one (1) unit (additional purchase to constitute one hundred (100) shares)

Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of U.S.M.H, a shareholder who holds less than one (1) unit of U.S.M.H shares may purchase from U.S.M.H the additional number of shares that when combined together with the number of shares less than one (1) unit the shareholder already holds will collectively constitute one (1) unit.

2.	System for requesting purchase of shares less than one (1) unit (sale of shares less than one (1) unit)

Pursuant to Article 192, Paragraph 1 of the Companies Act, shareholders who hold shares less than one (1) unit of U.S.M.H may make a request to U.S.M.H requesting that U.S.M.H purchase their shares that constitute less than one (1) unit.

(Note 4)	Handling of fractions of less than one (1) share

Pursuant to Article 234 of the Companies Act and other relevant laws and regulations, Inageya’s shareholders that will receive fractional U.S.M.H shares less than one (1) share as a result of the Share Exchange shall be entitled to the number of U.S.M.H shares sold by U.S.M.H equivalent to the total whole number of shares that such fraction represents (any fraction less than one (1) in the total number shall be rounded down), and U.S.M.H shall pay the fractional percentage of such sale proceeds to such shareholders.

(4)	Treatment of Stock Acquisition Rights and Bonds with Stock Acquisition Rights Associated with the Share Exchange

Inageya has not issued any stock acquisition rights or bonds with stock acquisition rights, so this item is not applicable.

(5)	Treatment of Dividends of Surplus

U.S.M.H and Inageya have agreed that U.S.M.H may issue dividends from the surplus of up to JPY 8.0 per share of U.S.M.H Stock to shareholders or registered pledgees of shares described or recorded in the latest shareholders’ register as of February 29, 2024, and up to JPY 8.0 per share to shareholders or registered pledgees of shares described or recorded in the latest shareholders’ register as of August 31, 2024. U.S.M.H and Inageya also agreed that Inageya may issue dividends from the surplus of up to JPY 7.5 per share of the Inageya Stock to shareholders or registered pledgees of shares described or recorded in the latest shareholders’ register as of March 31, 2024, and up to JPY 7.5 per share of the Inageya Stock to shareholders described or recorded in the latest shareholders’ register as of September 30, 2024. Aside from these dividend allocations, U.S.M.H and Inageya have agreed that after today, any resolution to pay dividends of surplus that sets the record date prior to the effective date of the Share Exchange shall not be adopted and any resolution to acquire treasury shares that sets the acquisition date prior to the effective date of the Share Exchange shall not be adopted (except for cases where the acquisition of treasury shares is required to comply with the exercise of shareholders’ rights pursuant to applicable laws and regulations).

(6)	Amendment and Termination of the Share Exchange Agreement

U.S.M.H and Inageya may amend the terms of the Share Exchange or other terms of the agreement, or terminate the agreement following consultation if between the date of execution of the Share Exchange Agreement and the day before the effective date of the Share Exchange Agreement, any material changes occur in the financial condition or business condition of U.S.M.H or Inageya, or if any event that materially hinders the implementation of the Share Exchange occurs or becomes evident, or if it becomes difficult to achieve the purposes of the Share Exchange.

(7)	Overview of the Business Integration Agreement

Under the Business Integration Agreement, the U.S.M.H Group Companies, Inageya, and AEON have agreed to implement the business integration through a share exchange, whereby U.S.M.H will become the parent company of Inageya and Inageya will become U.S.M.H’s wholly owned subsidiary. In addition to the matters related to the Share Exchange described above, the two (2) companies have agreed that with respect to the management structure following the Share Exchange, U.S.M.H shall have an appropriate number of representative director(s), directors and auditors that will contribute to resolving relevant issues with the aim of realizing the basic principles of U.S.M.H and achieving management goals. The U.S.M.H Group Companies, Inageya, and AEON will cooperate with each other to create new value beyond the scope of each company while maintaining their existing corporate brands and maintaining the independent management of each company.

(Reference)

(i) Current status

(ii) As of effective date of the Share Exchange (as of November 30, 2024)

(Note 5)	The percentages in (i) and (ii) above indicate the percentage of voting rights owned by each entity. The percentage of voting rights owned by AEON in Inageya is the percentage including the indirect ownership through Kasumi, and the percentage of voting rights owned by AEON in U.S.M.H is the percentage including the indirect ownership through AEON Market Investment Inc., a consolidated subsidiary of AEON.

3.	Basis for the Share Exchange Allocation

(1)	Basis and Reasons for the Allocation

U.S.M.H and Inageya have separately appointed third-party valuation institutions and legal advisors that are independent of U.S.M.H, Inageya and AEON to ensure that the Share Exchange Ratio is determined in a fair and appropriate manner. U.S.M.H appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) and Inageya appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its respective third-party valuation institutions. U.S.M.H appointed Yodoyabashi & Yamagami LPC and Inageya appointed Nagashima Ohno & Tsunematsu as its respective legal advisors. The third-party valuation institutions and legal advisors commenced thorough examinations.

As described in (4) “Measures to Ensure Fairness” below and (5) “Measures to Avoid Conflicts of Interest” below, U.S.M.H conducted careful examination and discussion upon taking into account the share exchange ratio calculation report received from Mizuho Securities on April 17 2024, as well as advice from Yodoyabashi & Yamagami LPC, and the results of due diligence that U.S.M.H conducted on Inageya. U.S.M.H also considered instructions and advice from the U.S.M.H Special Committee, which consists solely of independent members who have no interest in Inageya and AEON, and the contents of the report (for details, refer to 8. (3) “Summary of opinions obtained from a party who is not involved with the controlling shareholder with respect to the fact that the transaction etc. is not disadvantageous to minority shareholders” below) received on April 18, 2024. As a result, U.S.M.H concluded that the Share Exchange Ratio is appropriate and will benefit the shareholders of U.S.M.H. Therefore, U.S.M.H determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

As described in (4) “Measures to Ensure Fairness” below and (5) “Measures to Avoid Conflicts of Interest” below, Inageya conducted a careful examination and discussion upon taking into account the share exchange ratio calculation report obtained from Nomura Securities on April 18, 2024, as well as advice from Nagashima Ohno & Tsunematsu, and the results of the due diligence that Inageya conducted on U.S.M.H. Inageya also took into account instructions and advice from the Inageya Special Committee, which consists solely of independent members who have no interest in U.S.M.H and AEON, and the contents of the report (for details, refer to 8. (3) “Summary of opinions obtained from a party who is not involved with the controlling shareholder with respect to the fact that the transaction etc. is not disadvantageous to minority shareholders” below) received on April 18, 2024. As a result, Inageya concluded that the Share Exchange Ratio is appropriate and will benefit the shareholders of Inageya. Therefore, Inageya determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

As stated above, both U.S.M.H and Inageya carefully considered the results of their respective due diligence reviews of the other party by reference to the calculation results of the share exchange ratio submitted by their respective third-party valuation institutions, and repeatedly conducted negotiations and consultations by comprehensively taking into account factors, such as their financial condition, asset status and future prospects. As a result, U.S.M.H and Inageya have concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders, and, therefore, they have determined that it is appropriate to conduct the Share Exchange based on the Share Exchange Ratio.

The Share Exchange Ratio may be amended by consultation and agreement between the two (2) companies in the event of any material change to the terms and conditions that serve as the basis for calculation of the Share Exchange Ratio pursuant to the Share Exchange Agreement.

(2)	Matters Relating to Calculation

1.	Name of the valuation institution and its relationship with the listed company and other companies

Mizuho Securities, U.S.M.H’s third-party valuation institution, and Nomura Securities, Inageya’s third-party valuation institution, are both valuation institutions that are independent from U.S.M.H, Inageya, and AEON, and are not related parties of U.S.M.H, Inageya, or AEON.

Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of Mizuho Securities, is a shareholder in Inageya and AEON. Mizuho Trust & Banking Co., Ltd. (“Mizuho Trust Bank”) is a shareholder in U.S.M.H and AEON. Mizuho Bank does not have any significant interest in connection with the Share Exchange, although it is involved in financing transactions with U.S.M.H, Inageya and AEON as part of their ordinary banking transactions. Mizuho Securities stated that it has established and implemented an appropriate conflict of interest management system, including information barrier measures between Mizuho Securities, Mizuho Bank and Mizuho Trust Bank in accordance with the applicable laws and regulations as set forth in Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act No. 25 of 1948; as amended) and Article 70-4 of the Cabinet Office Ordinance on Financial Instruments Business. Through these measures, the department in charge of financial advisory at Mizuho Securities valued the shares of the two (2) companies independently in connection with the Share Exchange without being affected by any conflict of interest and without considering the status of Mizuho Bank and Mizuho Trust Bank as shareholders and the status of Mizuho Bank as lender. An appropriate conflict of interest management system has been established and implemented at Mizuho Securities, the independence of Mizuho Securities as a third-party valuation institution has been secured because U.S.M.H and Mizuho Securities conduct transactions under the same terms and conditions as general trading partners, and Mizuho Securities has a track record of acting as a third-party valuation institution in similar cases in the past. For these reasons, U.S.M.H has judged that Mizuho Securities’ independence has been secured and accordingly selected Mizuho Securities as its third-party valuation institution.

2.	Overview of the calculation

Mizuho Securities calculated the exchange ratio by using the average market price method because U.S.M.H is listed on the Tokyo Stock Exchange Standard Market and Inageya on the Tokyo Stock Exchange Prime Market, and therefore market share prices for both companies exist (using April 25, 2023 as the calculation base date, Mizuho Securities analyzed the closing price of the market share prices by reference to the calculation base date on the Tokyo Stock Exchange Standard Market and the Tokyo Stock Exchange Prime Market based on the simple average closing price for the past one (1) month, the simple average closing price for the past three (3) months, and the simple average closing price for the past six (6) months.). Mizuho Securities also utilized the comparable multiple valuation method because there are several similar listed companies which are comparable to both companies and it is possible to infer share values by comparing similar companies. Finally, Mizuho Securities utilized the discounted cash flow method (the “DCF Method”) to reflect the expected value of the future business activities of both companies in the calculation. The valuation ranges for each of the valuation methods where the value per share for U.S.M.H is set at one (1) is as follows.

Method	Calculation Range of the Share Exchange Ratio
Average Market Price Method	1.13 – 1.17
Comparable Multiple Valuation Method	0.78 – 1.22
DCF Method	0.53 – 1.78

Under the average market price method, using April 25, 2023, which is the date of the announcement of the 25 April 2023 Press Release, as the calculation base date, the closing price on that date and the simple average of the closing prices for each period of the past one (1) month, the past three (3) months, and the past six (6) months ended on April 25, 2023 were used for both U.S.M.H and Inageya.

The financial forecasts for U.S.M.H and Inageya, which Mizuho Securities used as a base in calculating the DCF Method, include fiscal years in which significant increases and decreases in profits are expected. Specifically, operating income is expected to increase significantly from the previous fiscal year in the fiscal years ending February 2025 and February 2026, mainly due to an increase in same-store sales and the implementation of various measures to reduce SG&A expenses. Net income is expected to increase significantly from the previous fiscal year in the fiscal years ending February 2026 and February 2027. In addition, Inageya’s financial forecasts also includes fiscal years in which significant changes in profit are expected. Specifically, in terms of operating profit, we expect a significant increase in profit from the previous fiscal year in the fiscal years ending March 2024 and 2025, mainly due to improvements in the gross profit margin at each store, and in terms of net income, we expect a return to profitability in the fiscal year ending March 2024 because there will be no impact from the reversal of deferred tax assets recorded in the fiscal year ending March 2023, and we expect a significant increase in profit from the previous fiscal year in the fiscal year ending March 2025, due to the aforementioned increase in operating profit. The synergies expected to be realized through the execution of the Share Exchange are not reflected in the financial forecasts of the two (2) companies because it is difficult to estimate the impact on earnings in detail at present. Therefore, such synergies are not reflected in the valuation using the DCF Method. The financial forecasts of the two (2) companies are not based on the implementation of the Share Exchange.

In calculating the share exchange ratio, Mizuho Securities assumed that prior to the effective date of the Share Exchange, Inageya will receive a special dividend of JPY 1,263 million from Welpark and transfer its Welpark shares to Welcia HD for JPY 6,989 million, as described in “Notice Concerning Making Welpark Co., Ltd. a Wholly Owned Subsidiary Company of Welcia Holdings Co., Ltd., Change of Subsidiary Company in Inageya Co., Ltd. (Share Transfer), Receipt of Special Dividends from Subsidiary and Recording of Extraordinary Profit” announced by Welcia HD, Inageya and AEON as of today. In addition, in principle, the information provided by U.S.M.H and Inageya, as well as publicly available information has been adopted as is (i.e., without modification). All such materials and information are assumed to be accurate and complete, and Mizuho Securities has not independently verified their accuracy and completeness. In addition, Mizuho Securities has not conducted any independent evaluation or assessment of assets and liabilities (including unrecorded assets, liabilities and other contingent liabilities) of U.S.M.H and Inageya and their affiliates, nor has it requested a third party to conduct an evaluation or assessment. Mizuho Securities has relied on such information without independently verifying the accuracy, adequacy or feasibility of the companies’ business plans. Mizuho Securities’ calculations reflect the above information up to April 17, 2024.

Nomura Securities calculated the share exchange ratio between the two (2) companies by using the average market price method because U.S.M.H is listed on the Standard Market of the Tokyo Stock Exchange and Inageya is listed on the Prime Market of the Tokyo Stock Exchange, and therefore market share prices for both companies exist. Nomura Securities also utilized the comparable valuation method because there are several similar listed companies which are comparable to both companies, and it is possible to infer share values by comparing similar companies. Finally, Nomura Securities utilized the DCF Method to reflect the expected value of the future business activities of both companies in the calculation. In calculating the share exchange ratio, Nomura Securities assumed that prior to the effective date of the Share Exchange, Inageya will receive a special dividend of JPY 1,263 million from Welpark and transfer its Welpark shares to Welcia HD for JPY 6,989 million, as described in “Notice Concerning Making Welpark Co., Ltd. a Wholly Owned Subsidiary Company of Welcia Holdings Co., Ltd., Change of Subsidiary Company in Inageya Co., Ltd. (Share Transfer), Receipt of Special Dividends from Subsidiary and Recording of Extraordinary Profit” announced by Welcia HD, Inageya and AEON as of today.

The valuation range for Inageya under each of the valuation methods when the value per share for U.S.M.H is set at one (1) is as follows.

Method	Calculation Range of the Share Exchange Ratio
Average Market Price Method	1.34 – 1.50
Comparable Multiple Valuation Method	1.16 – 1.20
DCF Method	0.96 – 1.68

Under the average market price method, using April 17, 2024 as the calculation base date, the closing price of U.S.M.H shares on the Tokyo Stock Exchange Standard Market on the calculation base date and the simple average of the closing prices on the last five (5) business days, one (1) month, three (3) months, and six (6) months up to the calculation base date were used for U.S.M.H shares, and, using April 17, 2024 as the calculation base date, the closing price of Inageya shares on the Tokyo Stock Exchange Prime Market on the calculation base date and the simple average of the closing prices on the last five (5) business days, one (1) month, three (3) months, and six (6) months up to the calculation base date were used for Inageya shares.

Under the comparable multiple valuation method, JM-Holdings Co., Ltd., Eco’s Co., Ltd., LIFE Corporation, Yaoko Co., Ltd., Mammy Mart Corporation, and Belc Co., Ltd. were selected as listed companies deemed to be similar to the supermarket business, which is the main business of the two (2) companies, U.S.M.H and Inageya, and the calculation was made using the multiple (“EBITDA Multiple”) of operating income before depreciation and amortization (“EBITDA”).

Under the DCF Method, the share value of U.S.M.H is evaluated by discounting the free cash flow that U.S.M.H is expected to generate in and after the fiscal period ending February 2025 to present value at a certain discount rate, based on various factors, including earnings and investment plans in business plans from the fiscal period ending February 2025 to the fiscal period ending February 2027 prepared by U.S.M.H, and public information. The discount rate for U.S.M.H is between 3.25% and 3.75%, and the perpetual growth rate is between −0.25% and 0.25%, and the EBITDA multiple is between 5.0 times and 7.0 times, using the perpetual growth rate method and the multiple method. Meanwhile, regarding the valuation of shares in Inageya, the free cash flow that Inageya is expected to generate in and after the fourth quarter of the fiscal year ending March 2024 is discounted to present value at a certain discount rate, based on various factors including earnings forecasts and investment plans in Inageya’s business plans from the fiscal period ending March 2024 to the fiscal period ending March 2027 and public information. Discount rates ranging from 3.25% to 4.25% are used, and the perpetual growth rate and the multiple method are used to calculate the continuing value, with the perpetual growth rate ranging from −0.25% to 0.25% and the EBITDA multiple ranging from 5.0 times to 7.0 times, respectively.

The financial projections of U.S.M.H and Inageya used by Nomura Securities for the calculation using the DCF Method refer to the fiscal years in which significant increases and decreases in profit are expected. Specifically, for the fiscal years ending February 2025, February 2026 and February 2027, U.S.M.H expects a significant increase in profit from the previous fiscal year mainly due to an increase in same-store sales and the implementation of various measures to reduce SG&A expenses. In particular, operating income is expected to increase by more than 30% compared to the previous year for the fiscal year ending February 2025 and by more than 30% compared to the previous year for the fiscal year ending February 2026. Net income is expected to increase by more than 70 compared to the previous year in the fiscal year ending February 2027. The financial forecasts for U.S.M.H are not based on the implementation of the Share Exchange. For Inageya, the company expects a significant increase in profit from the previous fiscal year in the fiscal years ending March 2024, March 2026 and March 2027, mainly due to improvement in profit by revitalization through renovation of existing stores and expansion of new stores, and introduction and expansion of private brand products. In particular, operating income is expected to increase by more than 70% compared to the previous year in the fiscal year ending March 2024 and by more than 30% compared to the previous year in the fiscal year ending March 2026. Net income is expected to increase by more than 40% compared to the previous year in the fiscal year ending March 2027. In addition, in the fiscal year ending March 2025, due to increases in corporation tax and corporation tax adjustments, Inageya expects net income to decrease by more than 60% from the previous fiscal year. The financial forecasts for Inageya are not based on the implementation of the Share Exchange.

The calculation of the share exchange ratio by Nomura Securities is based on financial, economic, market, business environment and other conditions as of calculation base date, and Nomura Securities relies on information available to it as of that date. Nomura Securities assumes the accuracy and completeness of public information reviewed by Nomura Securities and financial, legal, regulatory, tax, accounting and other information provided to Nomura Securities, and has not independently verified the accuracy and completeness thereof. In addition, Nomura Securities has not conducted any independent evaluation, appraisal or valuation of the assets or liabilities of the two (2) companies and their affiliates (including financial derivatives, off-balance sheet assets and liabilities and other contingent liabilities), including analysis and valuation of individual assets and liabilities, and has not requested any third-party institution to conduct any evaluation, appraisal or valuation. Nomura Securities assumes that the financial forecasts and other forward-looking information of the two (2) companies have been reasonably prepared or considered by the management of the companies based on the best and good faith forecasts and judgments currently possible, and that the financial condition of the companies will vary in accordance with such forecasts, and relies on such financial forecasts and other forward-looking information without conducting any independent investigation.

(3)	Prospects of Delisting and Reasons

As a result of the Share Exchange, Inageya will become a wholly owned subsidiary of U.S.M.H as of the effective date of the Share Exchange (scheduled to be November 30, 2024), and Inageya Stock will be delisted as of November 28, 2024 (the last trading date will be November 27, 2024). After the delisting, Inageya Stock will no longer be tradable on the Tokyo Stock Exchange’s Prime Market.

Even after Inageya Stock is delisted, the shares of U.S.M.H Stock, which the shareholders of Inageya will be allotted to through the Share Exchange, will remain listed on the Tokyo Stock Exchange’s Standard Market and may remain tradable on the financial instruments exchange markets after the effective date of the Share Exchange. Therefore, we believe that we can continue to provide share liquidity to the shareholders of Inageya who hold at least 69 shares at the Reference Time and will receive at least one hundred (100) shares, which is a share unit of the U.S.M.H Stock, through the Share Exchange.

On the other hand, the shareholders of Inageya who hold less than 69 shares of Inageya Stock at the Reference Time will receive less than one hundred (100) shares of U.S.M.H Stock, which is a share unit of the U.S.M.H shares. Such fractional shares cannot be sold on financial instruments exchange markets, but shareholders who will hold fractional shares of U.S.M.H Stock may request the U.S.M.H to purchase their fractional shares. They may also purchase from U.S.M.H such number of shares that, together with their fractional shares, constitutes one (1) share unit. For details, please see 2. (3) “Details of the Allotment Pertaining to the Share Exchange,” Note 3 “Handling of shares less than one (1) unit” above. The shareholders of Inageya will not only be able to trade their shares on the Tokyo Stock Exchange’s Prime Market as before until the final trading date, November 27, 2024 (scheduled), but also exercise their lawful rights provided under the Companies Act and other related laws and regulations until the Reference Time.

(4)	Measures to Ensure Fairness

In the Share Exchange, AEON is the parent company of U.S.M.H and Inageya, and there is a structure through which mutual conflicts of interest may arise through AEON. Therefore, U.S.M.H and Inageya have determined that it is necessary to ensure the fairness of the Share Exchange and have implemented the following measures.

1.	Valuation reports from independent third-party institutions

In order to ensure fairness in the calculation of the share exchange ratio to be used for the Share Exchange, U.S.M.H selected Mizuho Securities, a third-party institution that is independent of U.S.M.H, Inageya and AEON, and obtained a valuation report on the share exchange ratio as of April 17, 2024, and Inageya selected Nomura Securities, a third-party institution that is independent of U.S.M.H, Inageya and AEON, and obtained a valuation report on the share exchange ratio as of April 18, 2024. For an overview of each valuation report, please see (2) “Matters Concerning Calculation” above. Neither of the companies obtained any written opinions (fairness opinions) from any third-party valuation institution to the effect that the share exchange ratio for the Share Exchange is fair from a financial viewpoint for the shareholders of U.S.M.H and Inageya.

2.	Advice from independent law firms

U.S.M.H has appointed Yodoyabashi & Yamagami LPC to act as its legal advisor for the Share Exchange and has received legal advice regarding the procedures for the Share Exchange, and the decision-making methods and processes of the board of directors. Yodoyabashi & Yamagami LPC has no significant conflict of interest with U.S.M.H, Inageya or AEON. Inageya, on the other hand, has appointed Nagashima Ohno & Tsunematsu as its legal advisor for the Share Exchange, and has received their legal advice regarding the procedures for the Share Exchange, the decision-making methods and processes of the board of directors, and other matters. Nagashima Ohno & Tsunematsu does not have any significant conflict of interest with U.S.M.H, Inageya or AEON.

Although Yodoyabashi & Yamagami LPC has legal advisory agreements in place with U.S.M.H and AEON, they are an outside law firm that provides legal services to several clients and not limited to these two (2) companies. The firm’s independence from U.S.M.H and AEON is not impaired by the existing legal advisory agreements. Since the firm provides legal advice regarding the Share Exchange as a legal advisor independent of U.S.M.H, Inageya and AEON, U.S.M.H has determined that the firm’s independence is secured.

(5)	Measures to Avoid Conflicts of Interest

In the Share Exchange, AEON is the parent company of U.S.M.H and Inageya, and there is a structure through which mutual conflicts of interest may arise through AEON. Therefore, the following measures have been implemented to avoid conflicts of interest.

1.	Acquisition by U.S.M.H of a report from a special committee with no interest

In an effort of being careful with the decision making in connection with the Share Exchange and for the purpose of confirming that eliminating the possibility of arbitrariness and conflicts of interest arising from the decision-making process of the board of directors of U.S.M.H, ensuring the fairness of such process, and causing the board of directors of U.S.M.H to approve the Share Exchange is not disadvantageous to minority shareholders of U.S.M.H, the company has established a special committee consisting of three (3) members: Mr. Shigekazu Torikai (Torikai Law Office) and Ms. Naoko Makino have no conflict of interest with AEON or Inageya, are outside directors of U.S.M.H and have filed with the Tokyo Stock Exchange that they are independent officers; and Mr. Shinobu Okamoto, an outside auditor of U.S.M.H and for whom U.S.M.H has filed with the Tokyo Stock Exchange as an independent officer (“U.S.M.H Special Committee”). In considering the Share Exchange, U.S.M.H has consulted with the U.S.M.H Special Committee on whether the Share Exchange would be disadvantageous to the minority shareholders of U.S.M.H (“U.S.M.H Matters for Consultation”).

The U.S.M.H Special Committee held a total of 8 meetings between January 31, 2024, and April 15, 2024. In addition, it carefully considered the U.S.M.H Matters for Consultation by expressing opinions and collecting information via email and other means outside the meetings and by holding consultations as necessary. Specifically, the U.S.M.H Special Committee confirmed at its first meeting that there were no problems with the independence and expertise of the financial advisor, Mizuho Securities, a third-party appraiser, and the legal advisor, Yodoyabashi & Yamagami LPC, both of which were appointed by the U.S.M.H, and approved their appointment.

Afterwards, we received an explanation from and conducted a question-and-answer session with U.S.M.H on the purpose of the Share Exchange, pros and cons of the implementation of the Share Exchange, expected synergies to be realized from the Share Exchange, and the process and summary of the preparation of the business plan of U.S.M.H that serves as a precondition for the share exchange ratio. From Yodoyabashi & Yamagami LPC, a legal advisor of U.S.M.H, we received an explanation on the measures taken to ensure fairness of the operation of U.S.M.H Special Committee and other procedures in connection with the Share Exchange, including the decision-making methods and processes of the board of directors, and to avoid conflicts of interest, as well as the results of legal due diligence on Inageya, followed by a question-and-answer session. Furthermore, upon U.S.M.H’s request, we received an explanation from and conducted a question-and-answer session with PwC Advisory G.K. on the results of financial and tax due diligence on Inageya. We also received an explanation from and conducted a question-and-answer session with Mizuho Securities, a financial advisor of U.S.M.H and a third-party valuation institution, on the methods and results of the calculation of the Share Exchange Ratio, in order to verify their reasonableness. Moreover, U.S.M.H Special Committee received advice from Mizuho Securities and Yodoyabashi & Yamagami LPC for setting our negotiation policy on the Share Exchange Ratio, received updates on the negotiation periodically, gave instructions as needed, and took other actions to substantially involve in the negotiation process with Inageya.

Under these circumstances, the U.S.M.H Special Committee carefully discussed and considered the U.S.M.H Matters for Consultation and submitted a report to the board of directors of U.S.M.H on April 18, 2024, to the effect that the Share Exchange is not disadvantageous to minority shareholders of U.S.M.H. For a summary of the opinions of the U.S.M.H Special Committee, please see 8.(3) “Summary of opinions obtained from a party who is not involved with the controlling shareholder with respect to the fact that the transaction etc. is not disadvantageous to minority shareholders.”

2.	Approval of all directors of U.S.M.M excluding those who have a conflict of interest, and supportive opinions of all auditors excluding those who have a conflict of interest

All seven (7) of the nine (9) directors of U.S.M.H, excluding Mr. Motohiro Fujita and Mr. Motoya Okada, attended the meeting of the board of directors of U.S.M.H held today and resolved to approve the Share Exchange with the support of all the directors present. In addition, all auditors of U.S.M.H participated in the above meeting, and they expressed no objection to the above resolution.

Mr. Motohiro Fujita is concurrently serving as Advisor to AEON, and Mr. Motoya Okada is concurrently serving as Director, Chairperson and Representative Executive Officer of AEON. Considering their possible conflict of interest in connection with the Share Exchange, neither of them participated in the deliberation or resolution regarding the Share Exchange at the board of directors’ meeting of U.S.M.H, nor participated in the discussion or negotiation with Inageya regarding the Share Exchange in the capacity of U.S.M.H.

3.	Receipt of a report from a special committee with no conflict of interest with Inageya

In an effort of being careful with the decision making in connection with the Share Exchange and the purpose of eliminating the possibility of arbitrariness and conflicts of interest which may arise from a decision-making process of its board of directors, ensuring the fairness thereof, and confirming that the decision to implement the Share Exchange by the board of directors will not be disadvantageous to the minority shareholders of Inageya, Inageya established a special committee (“Inageya Special Committee”), consisting of Mr. Shuichi Otani and Mr. Yaeko Ishida (Kitadai), who have no conflict of interest in AEON or U.S.M.H and are independent outside directors of Inageya, for whom Inageya has filed with the Tokyo Stock Exchange that they are independent officers, and Mr. Koji Makino, who is an outside corporate auditor of Inageya and for whom Inageya has filed with the Tokyo Stock Exchange that the auditor is an independent officer. In considering the Share Exchange, the Inageya Special Committee was consulted with matters, including: (i) the reasonableness of the purpose of the Share Exchange (including whether it will contribute to increasing corporate value); (ii) the appropriateness of the terms and conditions of the Share Exchange; (iii) the fairness of the procedures for the Share Exchange; and (iv) based on the above (i) to (iii), whether the Share Exchange would be considered disadvantageous to the minority shareholders (collectively, (i) through (iv) below, the “Inageya Matters for Consultation”). In deciding the matters in connection with the Share Exchange at the board of directors meeting, the board of directors of Inageya resolved that the Special Committee’s judgment should be respected to the extent possible, and that in considering the above matters for consultation, the Inageya Special Committee shall (1) have the authority to collect information necessary for considering the matters for consultation (authority to request necessary information from the executing side of Inageya and other parties); (2) have the authority to seek professional advice from Nomura Securities, which is a financial advisor appointed by Inageya and a third-party valuation institution, and Nagashima Ohno & Tsunematsu, which is a legal advisor; (3) have the authority to designate or appoint, as necessary, an independent advisor of the Inageya Special Committee; and (4) have the authority to negotiate, as necessary, the terms and conditions of the Share Exchange with other parties (expenses related to (1) through (3) above shall be borne by Inageya).

In addition to holding a total of 13 meetings between January 12, 2024, and April 18, 2024, the Inageya Special Committee also expressed its opinions and collected information via email and other means outside the meetings, held ad hoc discussions, and carefully considered the Inageya Matters for Consultation. Specifically, the Inageya Special Committee first confirmed the independence and expertise of Nomura Securities, which is the financial advisor appointed by Inageya and a third-party valuation institution, and Nagashima Ohno & Tsunematsu, which is a legal advisor, and approved their appointment. Subsequently, the Inageya Special Committee sent a questionnaire to U.S.M.H regarding the purpose, etc. of the Share Exchange, and received from and conducted a question-and-answer session with U.S.M.H on the purpose of the Share Exchange, background to the Share Exchange, reason for selecting the Share Exchange, policy behind the management policy and approach to the treatment of employees after the Share Exchange, and treatment of Shareholder Yutai Plan. Inageya also received advice from Nagashima Ohno & Tsunematsu, Inageya’s legal advisor, regarding the decision-making methods of the board of directors of Inageya relating to the Share Exchange, the operation of the Special Committee, and other measures to ensure the fairness of the procedures relating to the Share Exchange and measures to avoid conflicts of interest, as well as the results of legal due diligence, and conducted a question-and-answer session. In addition, the Inageya Special Committee received the results of financial and tax due diligence conducted on U.S.M.H. by EY Strategy & Consulting Co., Ltd. and Ernst & Young Tax Co. pursuant to a request from Inageya, and conducted a question-and-answer session. Furthermore, the Inageya Special Committee received explanations from Nomura Securities, Inageya’s financial advisor and a third-party valuation institution, on the method and results of the calculation of the consideration for the Transactions (e.g., the Share Exchange Ratio), and conducted a question-and-answer session to verify their reasonableness. Finally, based on advice from Nomura Securities and Nagashima Ohno & Tsunematsu, the Inageya Special Committee was substantially involved in the negotiations with U.S.M.H, such as by setting the negotiation policy for the consideration for the Transactions (e.g., the Share Exchange Ratio), receiving updates on the negotiations periodically, and giving instructions as needed.

Under such circumstances, the Inageya Special Committee carefully discussed and considered the Inageya Matters for Consultation, and submitted a report to the board of directors of Inageya on April 18, 2024, to the effect that the Share Exchange was considered not disadvantageous to the minority shareholders of Inageya. For a summary of the opinions of the Inageya Special Committee, please see “(3) Summary of opinions obtained from a party who is not involved with the controlling shareholder with respect to the fact that the transaction, etc. is not disadvantageous to minority shareholders” in “8. Matters Related to Transactions with Controlling Shareholder” below.

4.	Unanimous approval of all directors of Inageya excluding directors who have a conflict of interest

At the meeting of the board of directors of Inageya held today, which resolved the proposal regarding the Share Exchange, eight (8) of the nine (9) directors, excluding Mr. Hiroyuki Watanabe to avoid a potential conflict of interest due to his position of Executive Vice President of AEON and the positions of directors of AEON Financial Service Co., Ltd. and AEON DELIGHT CO., LTD., which are included in the AEON Group, resolved the Share Exchange by unanimous vote. In order to avoid a conflict of interest, Mr. Hiroyuki Watanabe did not participate in the discussions or negotiations regarding the Share Exchange in his capacity of Inageya, nor did he participate in the deliberations regarding the Share Exchange at the aforementioned meeting of the board of directors of Inageya.

4.	Outline of the Parties to the Share Exchange

		Wholly Owning Parent Company Resulting from the Share Exchange	Wholly Owned Subsidiary Resulting from the Share Exchange
1.	Name	United Super Markets Holdings Inc.	Inageya Co., Ltd.
2.	Address	1 Kanda Aioi-cho, Chiyoda-ku, Tokyo	1-1, Sakaemachi 6-chome, Tachikawa-shi, Tokyo
3.	Name and title of the representative	Motohiro Fujita, President and Representative Director	Yoshikazu Motosugi, President and Representative Director
4.	Business overview	Management of supermarket business	Retail support business, such as retail business, food wholesale, facility management, store support business and agricultural management by supermarkets and drug stores
5.	Amount of capital	JPY 10,000 million	JPY 8,981 million (as of the end of December 2023)
6.	Date of establishment	March 2, 2015	May 20, 1948
7.	Number of issued shares	131,681,356 shares (as of the end of February 2024)	52,381,447 shares (as of the end of December 2023)
8.	Fiscal year end	End of February	End of March
9.	Number of employees	7,230 (Consolidated) (As of the end of February 2023)	2,677 (Consolidated) (As of the end of March 2023)
10.	Major clients	―	―

11.	Major trading banks	Mizuho Bank, Ltd. MUFG Bank, Ltd.			Resona Bank, Limited MUFG Bank, Ltd. Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation Mitsubishi UFJ Trust and Banking Corporation
12.	Major shareholders and shareholding percentage	AEON Market Investment Inc		52.31%	AEON		17.01%
		The Master Trust Bank of Japan, Ltd. (Trust Account)		5.37%	Wakagikai Shareholding Association		9.15%
		U.S.M.H Group Business Partners Shareholding Association		2.28%	Resona Bank, Limited		4.17%
		The Kambayashi Scholarship Foundation		1.79%	Custody Bank of Japan, Ltd. (Trust Account)		4.03%
		AEON Co., Ltd.		1.26%	The Master Trust Bank of Japan, Ltd. (Trust Account)		3.73%
		NIPPON ACCESS, INC.		1.18%	Mitsubishi Shokuhin Co., Ltd.		2.29%
		KOKUBU GROUP CORP.		0.85%	Tokyo Tama Seika Co., Ltd.		2.07%
		Mitsubishi Shokuhin Co., Ltd.		0.84%	Nippon Life Insurance Company		1.92%
		Kowa Company, Ltd.		0.78%	KOKUBU GROUP CORP.		1.78%
		The Joyo Bank, Ltd.		0.77%	MUFG Bank, Ltd.		1.64%
		※As of August 31, 2023			※As of September 30, 2023
13.	Relationship between the companies concerned

	Capital relationship	As of the end of March 2024, U.S.M.H held 96,000 shares of Inageya through its subsidiary, Kasumi, and as of the end of November 2023, Inageya held 140,800 shares of U.S.M.H.
	Personal relationship	There are no matters to be stated.
	Business relationship	There is no significant business relationship.
	Applicability of affiliated persons	Both U.S.M.H and Inageya are subsidiaries of AEON and are considered affiliated parties.
14.	Operating results and financial position for the past three (3) years
Fiscal year		U.S.M.H (Consolidated)			Inageya (Consolidated)
		Fiscal year ended February 2022	Fiscal year ended February 2023	Fiscal year ended February 2024	Fiscal year ended March 2021	Fiscal year ended March 2022	Fiscal year ended March 2023
Net assets		152,238	150,022	150,250	55,533	56,886	54,980
Total Assets		280,741	278,729	285,505	99,064	98,698	97,451
Net assets per share (JPY)		1,180.56	1,167.15	1,168.73	1,174.24	1,202.24	1,160.26
Sales		701,159	691,981	690,498	255,637	240,877	237,953
Operating profit		12,155	6,384	6,907	6,982	3,525	1,899
Ordinary Income		12,474	6,536	6,929	7,290	3,880	2,184
Profit attributable to owners of parent		5,374	1,336	1,008	4,124	2,399	∆ 2,105
Net income per share (JPY)		41.89	10.41	7.85	88.98	51.77	∆ 45.43
Dividend per share (JPY)		16.00	18.00	16.00	22.50	15.00	15.00

(Unit: millions yen, except as otherwise provided)

5.	Status After the Share Exchange

Wholly Owning Parent Company Resulting from the Share Exchange
1.	Name	United Super Markets Holdings Inc.
2.	Location	1 Kanda Aioi-cho, Chiyoda-ku, Tokyo
3.	Name and title of representative	Motohiro Fujita, President and Representative Director
4.	Business overview	Management of supermarket business
5.	Amount of capital	JPY 10,000 million
6.	Fiscal year end	End of February
7.	Net assets	Has not been finalized at this time.
8.	Total assets	Has not been finalized at this time.

6.	Overview of Accounting Process

The Share Exchange is expected to fall under a common control transaction, etc. under the Accounting Standards for Business Combinations, as AEON is the ultimate parent company of both U.S.M.H and Inageya.

7.	Future Outlook

As a result of the Share Exchange, Inageya is expected to become a wholly owned subsidiary of U.S.M.H. The impact of the Share Exchange on U.S.M.H has not been determined at this time. Any necessary revisions to the earnings forecast or any matters will be promptly disclosed in the future.

8.	Matters Related to Transactions with Controlling Shareholder

(1)	Appropriateness of Transactions with Controlling Shareholder and Compliance with the Policy on Measures to Protect Minority Shareholders

Since both U.S.M.H and Inageya are subsidiaries of AEON, the Share Exchange constitutes a transaction with a controlling shareholder, etc. for U.S.M.H and Inageya.

In the corporate governance report disclosed by U.S.M.H on May 26, 2023, “Our Group belongs to a group, which is comprised of AEON Co., Ltd., the parent company, and its consolidated subsidiaries and equity-method affiliates. Each of Our Group companies conducts transactions with the parent company with respect to product purchases and other matters. Transactions with the parent company are conducted fairly as arm’s-length transactions, and we strive to ensure that transactions with the parent company do not impair the interest of our minority shareholders. Going forward, we will continue to establish a system that effectively protects our minority shareholders without being influenced by the parent company or engaging in transactions, investments and business development that are advantageous to the parent company.” is provided under “Policy on Measures to Protect Minority Shareholders in Conducting Transactions with Controlling Shareholder.” In this regard, U.S.M.H has taken those measures to ensure fairness and avoid conflicts of interest in considering the Share Exchange as described in 3. (4) “Measures to ensure fairness” and 3. (5) “Measures to Avoid Conflicts of Interest.” We believe that such measures complies with the content of the Corporate Governance Report.

Inageya stated under the heading “Policy on Measures to Protect Minority Shareholders in Conducting Transactions with the Controlling Shareholder” in its Corporate Governance Report disclosed today that “The company group we belong to is comprised of AEON Co., Ltd., the parent company, and its consolidated subsidiaries and equity-method affiliates. Each of our group companies conducts transactions with the parent company with respect to product purchases and other matters. Transactions with the parent company are conducted fairly as arm’s-length transactions, and we strive to ensure that transactions with the parent company do not impair the interest of our minority shareholders. Going forward, we will continue to establish a system that effectively protects our minority shareholders without being influenced by the parent company or engaging in transactions, investments and business development that are advantageous to the parent company.” In this regard, in considering the Share Exchange, as described in “(2) Matters concerning measures to ensure fairness and measures to avoid conflicts of interest” below, Inageya has taken measures to ensure the fairness of transactions with controlling shareholders and to avoid conflicts of interest and believes that such measures comply with the content of its Corporate Governance Report.

(2)	Matters concerning measures to ensure fairness and measures to avoid conflicts of interest

As described in (1) “Appropriateness of Transactions with Controlling Shareholder and Compliance with the Policy on Measures to Protect Minority Shareholders” above, the Share Exchange falls under a transaction with a controlling shareholder in relation to U.S.M.H and Inageya, and U.S.M.H and Inageya have each determined that measures to ensure fairness and measures to avoid conflicts of interest are necessary. They have carefully discussed and considered the terms and conditions of the Share Exchange at their respective board of directors’ meetings and took the measures described in (4) “Measures to Ensure Fairness” and (5) “Measures to Avoid Conflicts of Interest” to ensure fairness and avoid conflicts of interest.

(3)	Summary of opinions obtained from those who have no conflicts of interest with the controlling shareholder regarding the fact that the Transactions are not disadvantageous to minority shareholders

As described in 3. (5) “Measures to Avoid Conflicts of Interest” above, U.S.M.H established the U.S.M.H Special Committee and consulted with the U.S.M.H Special Committee on the U.S.M.H Matters for Consultation.

As a result, on April 18, 2024, U.S.M.H received the following report from the U.S.M.H Special Committee as summarized below.

1.	Conclusion

As a result of considering the U.S.M.H Matters for Consultation from the viewpoints of the appropriateness and reasonableness of the purpose of the Share Exchange, the fairness of the procedures relating to the Share Exchange, and the fairness and appropriateness of the terms and conditions of the Share Exchange, as described below, it is considered that the Share Exchange will not be detrimental to the minority shareholders of U.S.M.H.

2.	Justification and Reasonableness of the Purpose of the Share Exchange

The U.S.M.H Special Committee discussed the purpose of the Share Exchange and expected synergies with U.S.M.H and explained that the implementation of the Share Exchange will not only contribute to the improvement of the corporate value through the synergies described in (1) above, but also in the context of an increasingly competitive environment the combination of U.S.M.H and Inageya as one corporate entity will lead to the enjoyment of various economies of scale by strengthening the dominant position in the metropolitan area where stable demand is expected to continue. U.S.M.H agreed with this explanation and took the view that the synergies and the effect of the Share Exchange on the improvement of the corporate value are concrete.

Accordingly, the Share Exchange is deemed to contribute to the improvement of the corporate value of U.S.M.H, and the purpose of the Share Exchange is judged to be justified and reasonable.

3.	Fairness of Share Exchange Procedures

U.S.M.H has carefully considered the fairness of the Share Exchange procedures after receiving advice from an independent legal advisor, financial advisor, and third-party accounting institution. In addition, U.S.M.H judged that the U.S.M.H Special Committee obtained important information for U.S.M.H’s general shareholders to ensure a state of affairs where the U.S.M.H Matters for Consultation could be considered and decided on as well as being substantially involved in the negotiation process concerning the terms of the transaction.

In addition, in order to avoid conflicts of interest or perceived conflicts of interests in connection with the Share Exchange, U.S.M.H, after deliberation by seven directors, excluding Mr. Motohiro Fujita and Mr. Motoya Okada, plans to make a unanimous resolution at a board of directors meeting to conduct the Share Exchange and unanimously, on the condition there is no objection from the corporate auditors. Further, neither Mr. Motohiro Fujita nor Mr. Motoya Okada participated in discussions and negotiations with Inageya concerning the Share Exchange on behalf of U.S.M.H, and will not participate in the deliberations and resolutions concerning the Share Exchange at the above board of directors meeting. Therefore, it can be evaluated that measures to avoid the suspicion of conflict of interest with AEON will be taken in decision-making at the board of directors meeting of U.S.M.H.

As described above, while U.S.M.H has taken reasonable measures necessary to ensure the fairness of the Share Exchange, it is judged that the procedures relating to the Share Exchange are fair.

4.	Fairness and Appropriateness of the Share Exchange Transaction Terms and Conditions

It is recognized that, after taking measures to ensure fairness as described above, U.S.M.H undertook negotiations in the process of determining the transaction conditions with the advice of independent and expert advisors and in consideration of the opinions and direction of the U.S.M.H Special Committee in important aspects such as the determination of the Share Exchange Ratio. Accordingly, it is judged that the negotiation process regarding the terms of the Share Exchange was fair and conducted between independent parties, and that reasonable efforts were made to ensure that the Share Exchange was conducted under the most favorable transaction conditions for general shareholders while enhancing the corporate value.

In addition, the Share Exchange Ratio is within the range of the Share Exchange Ratio calculated by Mizuho Securities using the DCF Method in its Share Exchange Ratio Calculation Report dated April 17, 2024, and there is nothing unreasonable about Mizuho Securities's method or process for calculating the Share Exchange Ratio. Further, although the Share Exchange Ratio exceeds the range of values calculated by Mizuho Securities using the Market Share Price Basis Method and the Comparable Multiple Valuation Method in its Share Exchange Ratio Calculation Report mentioned above, the validity of the Share Exchange Ratio is not lost by exceeding the range provided by both valuation methods because both valuation methods do not include the control premium acquired at the time of acquisition.

As described above, the Share Exchange Ratio was reached via a fair negotiation that is considered to be between independent parties, and in an environment in which reasonable efforts were made to achieve the Share Exchange under conditions that are as favorable as possible to general shareholders while increasing corporate value. Proposals for the Share Exchange Ratio have been made multiple times with the substantial involvement of U.S.M.H’s advisors and the U.S.M.H Special Committee, and earnest negotiations have resulted in the Share Exchange Ratio falling within the range calculated by Mizuho Securities using the DCF Method in its Share Exchange Ratio Calculation Report dated April 17, 2024. Therefore, the terms of the Share Exchange are appropriate.

The implementation method of the Share Exchange and the form of consideration are also appropriate.

As described above, the conditions of the Share Exchange, including the Share Exchange Ratio, are appropriate, and the process for determining the transaction conditions was also fair.

Meanwhile, as described in “(5) Measures to Avoid Conflicts of Interest” in “3. Basis for the Details of Allotment Pertaining to the Share Exchange” above, Inageya established the Inageya Special Committee and consulted with the Inageya Special Committee on the Inageya Matters for Consultation.

As a result, Inageya received the following report from the Inageya Special Committee on April 18, 2024, as summarized below.

1.	Rationality of the Purpose of the Share Exchange (including whether it will contribute to the improvement of corporate value)

The Share Exchange will provide economies of scale, reduce costs and improve efficiency through joint purchasing and joint distribution, and provide synergies such as the promotion of digitization. There are many advantages to the Share Exchange and no significant disadvantages.

Therefore, the Share Exchange is deemed to be justified as contributing to the improvement of corporate value.

2.	Appropriateness of Share Exchange Conditions

The Share Exchange Ratio is deemed to have been determined as a result of thorough negotiations between parties that are deemed to be independent to each other and is at a level seen in similar transactions. The Share Exchange Ratio is within the price range for the calculation of the Share Exchange Ratio by Nomura Securities, an independent third-party valuation institution, which was conducted based on a reasonably formulated and rational business plan, and the level is deemed to be comparable to that of similar transactions. It is also recognized that maximum consideration was given in relation to the Tender Offer price as well so as not to disadvantage minority shareholders. Further, Inageya reached agreement on the other transaction terms that are important for Inageya as a company to secure.

Therefore, it is recognized that the adequacy of the entire transaction of the Share Exchange, including the Share Exchange Ratio, has been ensured from the perspective of minority shareholders in Inageya.

3.	Fairness of the Share Exchange Procedures

In connection with the Share Exchange measures have been adopted to secure fairness in terms of necessary and sufficiency of content, such as the establishment of special committees with sufficient measures taken to enhance effectiveness, the elimination of AEON's involvement in the decision-making process, the receipt of advice from outside experts, and the provision of substantial information to minority shareholders. These measures have been effectively implemented.

Therefore, it is recognized that due consideration has been given to the interests of minority shareholders in Inageya through fair procedures in connection with the Share Exchange.

4.	Will the Share Exchange be Detrimental to Minority Shareholders?

As discussed in detail in (2) and (3) above, the Share Exchange Ratio and other terms and conditions of the Share Exchange have been ensured from the perspective of the minority shareholders, and due consideration has been given to the interests of the minority shareholders through fair procedures. Therefore, the Share Exchange is found not to be detrimental to the minority shareholders in Inageya.

II.	Changes in Subsidiaries within U.S.M.H

1. Reason for Changes

Since Inageya will become a consolidated subsidiary of U.S.M.H as of the effective date of the Share Exchange, it is expected that there will be changes in the U.S.M.H’s subsidiaries.

2. Overview of the Subsidiaries to be Changed

Please refer to I.4. “Outlines of the Parties to the Share Exchange” above.

3. Number of shares and percentage of voting rights before and after the changes

Number of voting rights (percentage of voting rights owned)
	Directly owned	Additional units	Total
Before change	0 units (0.00%)	960 units (0.21%)	960 units (0.21%)
After change	464,019 units (100.00%)	-	464,019 units (100.00%)

(note) For the calculation of the number of voting rights (percentage of voting rights owned), the number of voting rights (464,019 units) pertaining to the difference (46,401,900 shares) obtained by subtracting the number of treasury shares owned by Inageya (5,946,838 shares) and the number of Inageya’s shares less than one (1) unit (32,709 shares) from the total number of outstanding shares of Inageya as of September 30, 2023 (52,381,447 shares) is used as the denominator. The same shall apply hereafter.

4. Scheduled date of changes

November 30, 2024 (the effective date of the Share Exchange)

5. Future outlook

Please refer to I.7. “Future Outlook.”

6. Matters Related to Transactions with Controlling Shareholder

Please refer to I.8. “Matters Related to Transactions with Controlling Shareholder.”

III.	Changes to Inageya’s Parent Company and Largest Shareholder—i.e. Major Shareholder

1. Scheduled date of changes

November 30, 2024 (the effective date of the Share Exchange)

2. Background of the expected changes

As described in “I. Share Exchange” above, Inageya plans to execute the Share Exchange as of November 30, 2024 (“Effective Date”), and U.S.M.H will become Inageya’s wholly owning parent company as of the Effective Date through the Share Exchange. It means that U.S.M.H will be Inageya’s parent company and the largest shareholder—i.e. major shareholder.

On the other hand, AEON, Inageya’s current parent company and the largest shareholder—i.e. major shareholder, will cease to be such as of the Effective Date.

3. Summary of the affected shareholders

(1) Summary of the expected new parent company and expected largest shareholder, which is a major shareholder

Please refer to “4. Outline of the Parties to the Share Exchange” in “I. Share Exchange”

(2) Summary of the shareholder which ceases to be the largest shareholder—i.e. major shareholder

(1) Name	AEON Co., Ltd.
(2) Address	5-1, Nakase 1-chome, Mihama-ku, Chiba-shi, Chiba
(3) Name and title of the representative	Akio Yoshida, President and Chief Executive Officer
(4) Business overview	Management of the company’s business activities by holding stocks or shares of companies engaged in retail businesses, shopping mall development businesses, financial services businesses, services businesses and related businesses.
(5) Amount of capital	JPY 220,007 million (as of February 29, 2024)
(6) Date of establishment	September 21, 1926
(7) Net assets	JPY 2,087,201 million (as of February 29, 2024)
(8) Total assets	JPY 940,869 million (as of February 29, 2024)
(9) Major shareholders and shareholding percentage (as of August 31, 2023)	The Master Trust Bank of Japan, Ltd. (Trust Account)	13.67%
	Custody Bank of Japan, Ltd. (Trust Account)	4.42%
	Mizuho Bank, Ltd.	3.88%
	The Cultural Foundation of Okada	2.56%
	AEON Environmental Foundation	2.54%
	The Norinchukin Bank	2.12%
	STATE STREET BANK WEST CLIENT-TREATY 505234	1.43%
	AEON Mutual Benefit Society (Nomura Securities account)	1.41%
	Employees’ Stockholding Association	1.41%
	Tokio Marine & Nichido Fire Insurance Co., Ltd.	1.17%
(10) Relationship between the companies concerned	Capital relationship	AEON holds 23,586,400 shares of Inageya’s common stock (ownership percentage (see Note): 50.79%). In addition, it indirectly holds 96,000 shares of Inageya (ownership percentage: 0.21% ) through Kasumi, a subsidiary of U.S.M.H, which is a consolidated subsidiary of AEON.
	Personal relationship	Mr. Hiroyuki Watanabe, an executive vice president in charge of human resources and administration, and supervisor of risk management of AEON, concurrently serves as Inageya’s director.
	Business relationship	There are transactions with respect to product purchases and other matters between AEON Group and Inageya group.

Note: The term “ownership percentage” refers to the percentage of shares obtained by deducting the number of the treasury shares held by Inageya as of September 30, 2023 (excluding 85,256 shares of Inageya’s stock held as a stock benefit trust for officers and employees as of September 30, 2023; the same applies below) (5,946,838 shares) from the total number of outstanding shares (52,381,447 shares) of Inageya as stated in the second quarterly report for the 76th term filed by Inageya as of November 14, 2023, and is rounded to three decimal places.

4. Changes in the number and percentage of voting rights owned by changing shareholders

(1) U.S.M.H (shareholder which will become the parent company and the largest shareholder—i.e. major shareholder)

	Shareholder type	Number of voting rights (percentage of voting rights owned)
		Directly owned	Additional units	Total
Before change	-	0 units (0.00%)	960 units (0.21%)	960 units (0.21%)
After change	Parent company and largest shareholder—i.e. major shareholder	464,019 units (100.00%)	-	464,019 units (100.00%)

(note) For the calculation of the number of voting rights (percentage of voting rights owned), the number of voting rights (464,019 units) pertaining to the difference (46,401,900 shares) obtained by subtracting the number of treasury shares owned by Inageya (5,946,838 shares) and the number of Inageya’s shares less than one (1) unit (32,709 shares) from the total number of outstanding shares of Inageya as of September 30, 2023 (52,381,447 shares) is used as the denominator. The same shall apply hereafter.

(2) AEON (shareholder which ceases to be the largest shareholder—i.e. major shareholder)

	Shareholder type	Number of voting rights (percentage of voting rights owned)
		Directly owned	Additional units	Total
Before change	Parent company and largest shareholder—i.e. major shareholder	235,864 units (50.83%)	960 units (0.21%)	236,824 units (51.03%)
After change	Parent company	-	464,019 units (100.00%)	464,019 units (100.00%)

5. Changes in unlisted parent company subject to disclosure

This item is not applicable.

6. Future outlook

Inageya will become U.S.M.H’s wholly owned subsidiary through the Share Exchange and is expected to be delisted from the Tokyo Stock Exchange as of November 28, 2024. The precise date of delisting will be decided in accordance with the Tokyo Stock Exchange regulations.

End

(Reference) U.S.M.H consolidated earnings forecast for the current fiscal year and consolidated results for the previous fiscal year

	Consolidated operating revenue	Consolidated operating profit	Consolidated ordinary profit	Profit attributable to shareholders of the parent company
Forecast of Consolidated Operating Results - FY February 2025	745,100	8,500	8,450	1,800
Results for the previous year - FY February 2024	706,657	6,907	6,929	1,008

(Reference) Inageya consolidated earnings forecast for the current fiscal year and consolidated results for the previous fiscal year

	Consolidated operating revenue	Consolidated operating profit	Consolidated ordinary profit	Profit attributable to shareholders of the parent company
Forecast of Consolidated Operating Results - FY March 2024	259,000	2,400	2,400	700
Results for the previous fiscal year - FY March 2023	248,546	1,899	2,184	△2,105

This press release contains forward-looking statements regarding the success or failure of the management integration of U.S.M.H and Inageya, the timing and results of such integration (including the realization of synergies and integration effects), as well as the performance of both companies. Statements herein other than those relating to past or current facts may constitute such forward-looking statements. These forward-looking statements are based on assumptions and judgments made by both companies in light of the information currently available to them, and may contain, among other things, known and unknown risks, uncertainties and other factors. Due to such factors, it is possible that actual results may significantly differ from the projections on earnings, business results, financial positions and the like of either or both of the two (2) companies (or the group after the integration) expressed or implied by the forward-looking statements as contained in this press release. Furthermore, the companies have no obligation to update and disclose any forward-looking statements after the date of this press release. Investors are advised to refer to further disclosures to be made by the two (2) companies (or the group after the integration) in Japan or through filings with the U.S. Securities and Exchange Commission.

Examples of risks, uncertainties and other factors discussed above include, but are not limited to, the following:

(1)	economic conditions in Japan and abroad;

(2)	fluctuations in interest rates on loans and bonds, and other changes in financial markets;

(3)	changes in the value of securities and other assets held (including pension assets);

(4)	changes in laws, regulations or other rules (including environmental regulations) concerning business activities;

(5)	suspension or restriction, etc. of business activities due to disaster or accident, etc.;

(6)	inability to execute the Share Exchange or changes in the method or substance, etc. of the Share Exchange due to a failure to complete necessary procedures, including approval at the shareholders’ meeting pertaining to the Share Exchange Agreement, or other reasons; and

(7)	difficulties or impossibility in realizing the synergies or integration effects for the group after the Share Exchange.